                                                                 Exhibit 18


                          UNITED STATES DISTRICT COURT
                           SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

                                               :
Luxottica Group S.p.A., et al.,                :  Civil Action C2-95-244
                                               :
         Plaintiffs,                           :  Judge Graham
                                               :
vs.                                            :  ANSWER OF DEFENDANTS THE
                                               :  UNITED STATES SHOE
The United States Shoe Corporation,            :  CORPORATION, JOSEPH H.
et al.,                                        :  ANDERER, PHILIP E. BEEKMAN,
                                               :  GILBERT HAHN, JR., ROGER L.
         Defendants,                           :  HOWE, BANNUS B. HUDSON,
                                               :  LORRENCE KELLAR, ALBERT M.
                                               :  KRONICK, THOMAS LACO,
                                               :  CHARLES S. MECHEM, JR., JOHN
                                               :  L. ROY AND PHYLLIS S. SEWELL,
                                               :  AND COUNTERCLAIM OF
                                               :  DEFENDANT THE UNITED STATES
                                               :  SHOE CORPORATION AGAINST
                                               :  PLAINTIFFS FOR PRELIMINARY
                                               :  AND PERMANENT INJUNCTION FOR
                                               :  FALSE AND MISLEADING
                                               :  STATEMENTS IN SEC FILINGS AND
                                               :  TENDER OFFER MATERIALS


                                 FIRST DEFENSE

         1. The following is an Answer to the Second Amended Complaint filed by Plaintiffs Luxottica Group S.p.A. ("Luxottica"), Luxottica Acquisition Corp. ("Luxottica Acquisition") and Avant Garde Optics, Inc. (Avant-Garde") by Defendants The United States Shoe Corporation ("U. S. Shoe"), Joseph H. Anderer, Philip E. Beekman, Gilbert Hahn, Jr., Roger L. Howe, Bannus
B. Hudson, Lorrence Kellar, Albert M. Kronick, Thomas Laco, Charles S. Mechem, Jr., John L. Roy and Phyllis S. Sewell (together, "U. S. Shoe Defendants"), and Counterclaims by U. S. Shoe against Plaintiffs for violations of the federal securities laws applicable to tender offers. The Counterclaim is stated beginning on page seventeen.

         2. The U. S. Shoe Defendants admit so much of paragraph one of the Second Amended Complaint ("Complaint") of Luxottica Group S.p.A (Luxottica"), Luxottica Acquisition Corp. ("Luxottica Acquisition") and Avant-Garde Optics, Inc. ("Avant-Garde") (Luxottica, Luxottica Acquisition and Avant-Garde are referred to together as "Plaintiffs") as may aver that Plaintiffs seek the relief described in paragraph one, deny that Plaintiffs are entitled to such relief and deny all other averments of paragraph one of the Complaint.

         3. The U. S. Shoe Defendants admit so much of paragraph two of the Complaint as may aver that Plaintiffs seek the relief described in paragraph two, deny that Plaintiffs are entitled to such relief and deny all other averments of paragraph two of the Complaint.

         4. The U. S. Shoe Defendants are without knowledge or information sufficient to form a belief as to the averments of paragraph three of the Complaint.

         5. The U. S. Shoe Defendants are without knowledge or information sufficient to form a belief as to the first sentence and the first clause of the second sentence of paragraph four of the Complaint. The U. S. Shoe Defendants admit so much of the second clause of the second sentence of paragraph four as may aver that Avant-Garde is a shareholder of U. S. Shoe, and are without knowledge or information sufficient to form a belief as to all other averments of the second clause. The U. S. Shoe Defendants admit the averments of the third sentence of paragraph four of the Complaint.

         6. The U. S. Shoe Defendants admit the averments of paragraph five of the Complaint.

         7. The U. S. Shoe Defendants admit the averments of paragraph six of the Complaint.

         8. The U. S. Shoe Defendants admit the averments of the first sentence of paragraph seven of the Complaint. In answer to the remaining averments of paragraph seven, the U. S. Shoe Defendants say the Ohio Revised Code speaks for itself, and deny all other averments of paragraph seven of the Complaint.

         9. The U. S. Shoe Defendants admit the averments of paragraph eight of the Complaint.

         10. The U. S. Shoe Defendants admit the averments of paragraph nine of the Complaint.

         11. The U. S. Shoe Defendants admit so much of paragraph ten as may aver that Plaintiffs made certain averments under the Constitution, laws and regulations of the United States, deny that Plaintiffs are entitled to relief under the Constitution, laws or regulations of the United States, and deny all other averments of paragraph ten of the Complaint.

         12. In answer to paragraph eleven, the U. S. Shoe Defendants admit that this Court has subject matter jurisdiction over certain of Plaintiffs averments pursuant to 28 U.S.C. Section 1331 (federal question), and deny all other averments of paragraph eleven of the Complaint.

         13. The U. S. Shoe Defendants admit so much of paragraph twelve as avers that venue is proper in this judicial district pursuant to 28 U.S.C.
Section 1391(b) and (c), and that venue in this division is proper pursuant to Rule 3.3(c) of the S.D. Ohio L.R as to Counts One and Two of the Complaint, and deny all other averments of paragraph twelve of the Complaint.

         14. The U. S. Shoe Defendants deny the averments of paragraph thirteen of the Complaint.

         15. The U. S. Shoe Defendants admit the averments of paragraph fourteen of the Complaint, except that Luxottica's stated motivation for seeking non-public information is denied

         16. The U. S. Shoe Defendants are without knowledge or information sufficient to form a belief as to the averments of paragraph fifteen of the Complaint.

         17. The U. S. Shoe Defendants admit so much of paragraph sixteen as may aver that Plaintiffs commenced, on March 3, 1995, a tender offer (the "Tender Offer") for all of the outstanding common shares of U. S. Shoe at a price of $24 per share, and are without knowledge or information sufficient to form a belief as to all other averments of paragraph sixteen of the Complaint.

         18. The U. S. Shoe Defendants admit the averments of the first, second and fifth sentences of paragraph seventeen. The U. S. Shoe Defendants deny the averments of the third and fourth sentences of paragraph seventeen. The U. S. Shoe Defendants are without knowledge or information sufficient to form a belief as to all other averments of paragraph seventeen of the Complaint.

         19. The U. S. Shoe Defendants deny the averments of the first sentence of paragraph eighteen. The U. S. Shoe Defendants admit the averments of the second sentence of paragraph eighteen, except the U S. Shoe Defendants deny that the Offer to Purchase sets forth the material terms of the Tender Offer. The U. S. Shoe Defendants admit so much of the third and fourth sentences of paragraph eighteen as may aver that Plaintiffs are filing certain documents with the Division, and have delivered an Acquiring Person Statement to U. S. Shoe, and are without knowledge or information sufficient to form a belief as to all other averments of the third and fourth sentences of paragraph eighteen of the Complaint.

         20. In answer to paragraph nineteen, the U. S. Shoe Defendants say the Williams Act and rules promulgated thereunder speak for themselves, and deny all other averments of paragraph nineteen of the Complaint.

         21. In answer to paragraph twenty, the U. S. Shoe Defendants say the Williams Act and rules promulgated thereunder speak for themselves, and deny all other averments of paragraph twenty of the Complaint.

         22. In answer to paragraph twenty-one, the U. S. Shoe Defendants say the Williams Act and rules promulgated thereunder speak for themselves, and deny all other averments of paragraph twenty-one of the Complaint.

         23. In answer to paragraph twenty-two, the U. S. Shoe Defendants say the Williams Act and rules promulgated thereunder speak for themselves, and deny all other averments of paragraph twenty-two of the Complaint.

         24. In answer to paragraph twenty-three, the U. S. Shoe Defendants say the Williams Act and rules promulgated thereunder speak for themselves, and deny all other averments of paragraph twenty-three of the Complaint.

         25. In answer to paragraph twenty-four, the U. S. Shoe Defendants say the Ohio Takeover Act speaks for itself, and deny all other averments of paragraph twenty-four of the Complaint.

         26. In answer to paragraph twenty-five, the U. S. Shoe Defendants say the Ohio Takeover Act speaks for itself, and deny all other averments of paragraph twenty-five of the Complaint.

         27. In answer to paragraph twenty-six, the U. S. Shoe Defendants say the Ohio Takeover Act speaks for itself, and deny all other averments of paragraph twenty-six of the Complaint.

         28. The U. S. Shoe Defendants deny the averments of paragraph twenty-seven of the Complaint.

         29. In answer to paragraph twenty-eight, the U. S. Shoe Defendants say the Ohio Takeover Act speaks for itself, and deny all other averments of paragraph twenty-eight of the Complaint.

         30. In answer to paragraph twenty-nine, the U. S. Shoe Defendants say the Ohio Takeover Act speaks for itself, and deny all other averments of paragraph twenty-nine of the Complaint.

         31. In answer to paragraph thirty, the U. S. Shoe Defendants say the Ohio Takeover Act speaks for itself, and deny all other averments of paragraph thirty of the Complaint.

         32. The U. S. Shoe Defendants deny the averments of paragraph thirty-one of the Complaint.

         33. In answer to paragraph thirty-two, the U. S. Shoe Defendants say the Ohio Control Share Acquisition Act speaks for itself, and deny all other averments of paragraph thirty-two of the Complaint.

         34. In answer to paragraph thirty-three, the U. S. Shoe Defendants say the Ohio Control Share Acquisition Act speaks for itself, and deny all other averments of paragraph thirty-three of the Complaint.

         35. In answer to paragraph thirty-four, the U. S. Shoe Defendants say the Ohio Control Share Acquisition Act speaks for itself, and deny all other averments of paragraph thirty-four of the Complaint.

         36. The U. S. Shoe Defendants deny the averments of paragraph thirty-five of the Complaint.

         37. In answer to paragraph thirty-six, the U. S. Shoe Defendants say Ohio Rev. Code Section 1701.01(CC)(2) speaks for itself, and no further answer is required.

         38. The U. S. Shoe Defendants deny the averments of paragraph thirty-seven of the Complaint.

         39. The U. S. Shoe Defendants admit the averments of the first, second and third sentences of paragraph thirty-eight, and are without knowledge or information sufficient to form a belief as to the averments of the fourth and fifth sentences of paragraph thirty-eight. The U. S. Shoe Defendants deny all other averments of paragraph thirty-eight of the Complaint.

         40. In answer to paragraph thirty-nine, the U. S. Shoe Defendants say the Exchange Act and regulations promulgated thereunder speak for themselves, and deny all other averments of paragraph thirty-nine of the Complaint.

         41. In answer to paragraph forty, the U. S. Shoe Defendants say the Exchange Act and regulations promulgated thereunder speak for themselves, and deny all other averments of paragraph forty of the Complaint.

         42. The U. S. Shoe Defendants deny the averments of paragraph forty-one of the Complaint.

         43. In answer to paragraph forty-two, the U. S. Shoe Defendants say the Williams Act and the regulations thereunder speak for themselves, admit that U. S. Shoe and Luxottica Acquisition are subject to the Williams Act, and deny all other averments of paragraph forty- two of the Complaint.

         44. The U. S. Shoe Defendants deny the averments of paragraph forty-three of the Complaint.

         45. In answer to paragraph forty-four, the U. S. Shoe Defendants say the Ohio Revised Code speaks for itself, and deny all other averments of paragraph forty-four.

         46. The U. S. Shoe Defendants admit so much of paragraph forty-five as may aver that U. S. Shoe adopted a plan providing for the issuance of Preference Shares Purchase Rights (the "Rights") on March 31, 1986, implemented such rights on April 14, 1986, and deny all other averments of paragraph forty-five of the Complaint.

         47. The U. S. Shoe Defendants admit so much of paragraph forty-six as may aver that on March 23, 1988, U. S. Shoe amended the Preference Shares Purchase Rights Agreement (the "Rights Agreement"), say that U.S. Shoe further amended the Rights Agreement on June 1, 1993, and deny all other averments of paragraph forty-six of the Complaint.

         48. In answer to paragraph forty-seven, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph forty-seven.

         49. In answer to paragraph forty-eight, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph forty-eight.

         50. The U. S. Shoe Defendants admit the averments of the first sentence of paragraph forty-nine, and is without knowledge or information sufficient to form a belief as to all other averments of paragraph forty-nine of the Complaint.

         51. In answer to paragraph fifty, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph fifty of the Complaint.

         52. In answer to paragraph fifty-one, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph fifty-one of the Complaint.

         53. In answer to paragraph fifty-two, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph fifty-two of the Complaint.

         54. In answer to paragraph fifty-three, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph fifty-three of the Complaint.

         55. In answer to paragraph fifty-four, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph fifty-four of the Complaint.

         56. In answer to paragraph fifty-five, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph fifty-five of the Complaint.

         57. In answer to paragraph fifty-six, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph fifty-six of the Complaint.

         58. In answer to paragraph fifty-seven, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph fifty-seven of the Complaint.

         59. In answer to paragraph fifty-eight, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph fifty-eight of the Complaint.

         60. The U. S. Shoe Defendants deny the averments of paragraph fifty-nine of the Complaint.

         61. In answer to paragraph sixty, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph sixty of the Complaint.

         62. The U. S. Shoe Defendants deny the averments of paragraph sixty-one of the Complaint.

         63. The U. S. Shoe Defendants admit the averments of the first three sentences of paragraph sixty-two, and deny all other averments of paragraph sixty-two of the Complaint.

         64. In answer to paragraph sixty-three, the U. S. Shoe Defendants say that the Rights speak for themselves, and deny all other averments of paragraph sixty-three of the Complaint.

         65. In answer to paragraph sixty-four, the U. S. Shoe Defendants say that the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph sixty-four of the Complaint.

         66. The U. S. Shoe Defendants deny the averments of paragraph sixty-five of the Complaint.

         67. In answer to paragraph sixty-six, the U. S. Shoe Defendants say the Rights Agreement speaks for itself, and deny all other averments of paragraph sixty-six of the Complaint.

         68. The U. S. Shoe Defendants deny the averments of paragraph sixty-seven of the Complaint.

         69. The U. S. Shoe Defendants incorporate their Answer and Defenses to the averments of paragraph sixty-eight of the Complaint.

         70. In answer to paragraph sixty-nine of the Complaint, the U. S. Shoe Defendants say the United States Constitution speaks for itself, and deny all other averments of paragraph sixty-nine.

         71. The U. S. Shoe Defendants admit the averments of paragraph seventy of the Complaint.

         72. The U. S. Shoe Defendants deny the averments of paragraph seventy-one of the Complaint.

         73. The U. S. Shoe Defendants deny the averments of paragraph seventy-two of the Complaint.

         74. The U. S. Shoe Defendants deny the averments of paragraph seventy-three of the Complaint.

         75. The U. S. Shoe Defendants incorporate their Answer and Defenses to the averments of paragraph seventy-four of the Complaint.


         76. In answer to paragraph seventy-five, the U. S. Shoe Defendants say the United States Constitution speaks for itself, and deny all other averments of paragraph seventy-five of the Complaint.

         77. The U. S. Shoe Defendants deny the averments of paragraph seventy-six of the Complaint.

         78. The U. S. Shoe Defendants deny the averments of paragraph seventy-seven of the Complaint.

         79. The U. S. Shoe Defendants deny the averments of paragraph seventy-eight of the Complaint.

         80. The U. S. Shoe Defendants incorporate their Answer and Defenses to the averments of paragraph seventy-nine of the Complaint.

         81. The U. S. Shoe Defendants deny the averments of paragraph eighty of the Complaint.

         82. The U. S. Shoe Defendants deny the averments of paragraph eighty-one of the Complaint.

         83. The U. S. Shoe Defendants incorporate their Answer and Defenses to the averments of paragraph eighty-two of the Complaint.

         84. The U. S. Shoe Defendants deny the averments of paragraph eighty-three of the Complaint.

         85. The U. S. Shoe Defendants deny the averments of paragraph eighty-four of the Complaint.

         86. The U. S. Shoe Defendants deny the averments of paragraph eighty-five of the Complaint.

         87. The U. S. Shoe Defendants incorporate their Answer and Defenses to the averments of paragraph eighty-six of the Complaint.

         88.     In answer to paragraph eighty-seven of the Complaint, the U.
S. Shoe Defendants say its Amended Articles of Incorporation speak for themselves, and deny all other averments of paragraph eighty-seven of the Complaint.

         89. The U. S. Shoe Defendants admit so much of paragraph eighty-eight as may aver that the shares are a property right of the shareholders, and deny all other averments of paragraph eighty-eight of the Complaint.

         90. The U. S. Shoe Defendants deny the averments of paragraph eighty-nine of the Complaint.

         91. In answer to paragraph ninety, the U. S. Shoe Defendants say the United States Constitution and the Ohio Constitution speak for themselves, and deny all other averments of paragraph ninety of the Complaint.

         92. The U. S. Shoe Defendants deny the averments of paragraph ninety-one of the Complaint.

         93. The U. S. Shoe Defendants deny the averments of paragraph ninety-two of the Complaint.

         94. The U. S. Shoe Defendants incorporate their Answer and Defenses to the averments of paragraph ninety-three of the Complaint.

         95. In answer to paragraph ninety-four, the U. S. Shoe Defendants say the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph ninety-four.

         96. The U. S. Shoe Defendants admit the first clause of paragraph ninety-five, and deny all other averments of paragraph ninety- five of the Complaint.

         97. The U. S. Shoe Defendants admit the first clause of paragraph ninety-six, and deny all other averments of paragraph ninety- six of the Complaint.

         98. The U. S. Shoe Defendants deny the averments of paragraph ninety-seven of the Complaint.

         99. The U. S. Shoe Defendants deny the averments of paragraph ninety-eight of the Complaint.

         100. The U. S. Shoe Defendants incorporate their Answer and Defenses to the averments of paragraph ninety-nine of the Complaint.

         101. The U. S. Shoe Defendants deny the averments of paragraph 100 of the Complaint.

         102. The U. S. Shoe Defendants deny the averments of paragraph 101 of the Complaint.

         103. The U. S. Shoe Defendants admit so much of paragraph 102 as may aver that its Board of Directors has not redeemed the Rights, and are without knowledge or information sufficient to form a belief as to all other averments of paragraph 102 of the Complaint.

         104. The U. S. Shoe Defendants deny the averments of paragraph 103 of the Complaint.

         105. The U. S. Shoe Defendants deny the averments of paragraph 104 of the Complaint.

         106. The U. S. Shoe Defendants incorporate their Answer and Defenses to the averments of paragraph 105 of the Complaint.

         107. In answer to paragraph 106, the U. S. Shoe Defendants say the Rights Agreement, as amended, speaks for itself, and deny all other averments of paragraph 106 of the Complaint.

         108. The U. S. Shoe Defendants deny the averments of paragraph 107 of the Complaint.

         109. The U. S. Shoe Defendants admit the averments of paragraph 108 of the Complaint.

         110. The U. S. Shoe Defendants deny the averments of paragraph 109 of the Complaint.

         111. The U. S. Shoe Defendants deny the averments of paragraph 110 of the Complaint.

         112. The U. S. Shoe Defendants incorporate their Answer and Defenses to the averments of paragraph 111 of the Complaint.

         113. The U. S. Shoe Defendants admit the averments of paragraph 112 of the Complaint, at least as of March 16, 1995

         114. In answer to paragraph 113, the U. S. Shoe Defendants admit that Avant-Garde delivered a letter dated March 7, 1995, to U. S. Shoe, say that the letter speaks for itself, and deny all other averments of paragraph 113 of the Complaint.

         115. The U. S. Shoe Defendants admit that U. S. Shoe sent a letter to Avant-Garde dated March 10, 1995, say that the letter speaks for itself, and deny all other averments of paragraph 114 of the Complaint.

         116. The U. S. Shoe Defendants deny the averments of paragraph 115 of the Complaint.

         117. The U. S. Shoe Defendants deny the averments of paragraph 116 of the Complaint.

         118. In answer to paragraph 117, the U. S. Shoe Defendants say the written request that Luxottica and Luxottica Acquisition delivered to U. S. Shoe attached as Exhibit B to the Complaint speaks for itself, and deny all other averments of paragraph 117.

         119. In answer to paragraph 118, the U. S. Shoe Defendants say that Luxottica Group, Luxottica Acquisition, Avant-Garde and certain other shareholders submitted a written request to U. S. Shoe, attached as Exhibit C to the Complaint, say such written request speaks for itself, and deny all other averments of paragraph 118 of the Complaint.

         120. The U. S. Shoe Defendants admit the averments of paragraph 119 of the Complaint, and say that later that same day, March 10, 1995, the directors of U. S. Shoe fixed the close of business on March 21, 1995, as the record date for the 831 Special Meeting.

         121. The U. S. Shoe Defendants deny the averments of paragraph 120 of the Complaint.

         122. In answer to paragraph 121, the U. S. Shoe Defendants admit that Plaintiffs seek a declaration by the Court, and deny all other averments of paragraph 121.

         123. The U. S. Shoe Defendants deny the averments of paragraph 122 of the Complaint.

         124. The U. S. Shoe Defendants deny the averments of paragraph 123 of the Complaint.

         125. The U. S. Shoe Defendants deny the averments of paragraph 124 of the Complaint.

         126. The U. S. Shoe Defendants deny all other averments not specifically admitted herein.

                                 SECOND DEFENSE

         127. Plaintiffs are not entitled to equitable relief, on the grounds of unclean hands, because Luxottica and Luxottica Acquisition have made misstatements and omissions of material fact in the Offer and their Schedule 14D-1, as described below.

                                 THIRD DEFENSE

         128. Plaintiffs, or one or more of them, may lack standing to assert claims.

                          COUNTERCLAIMS OF U. S. SHOE

                                  JURISDICTION

         129. U. S. Shoe asserts the following Counterclaims against Plaintiffs. As detailed below, the Plaintiffs are violating the disclosure requirements of the federal securities laws that apply to tender offers, and should be enjoined from continuing the Luxottica tender offer until full and fair disclosure is made to the investing public, as required by the federal securities laws.

         130. This Court has subject matter jurisdiction over Counts I through VII of U. S. Shoe's Counterclaim pursuant to the provisions of Section 27 of the Securities Exchange Act of 1934 ("Exchange Act"), 15 U. S.C. Section 78aa, and 28 U. S. C. Section 1331 (a). These claims arise under Sections 14
(d) and (e) of the Exchange Act, 15 U.S.C. Section 78n, and the rules and regulations promulgated thereunder.

         131. This Court has subject matter jurisdiction over Counts VII and VIII of U. S. Shoe's Counterclaim for violations of Ohio Rev. Code Section 1707.041 pursuant to the principles of pendant jurisdiction.

         132. Venue for U. S. Shoe's Counterclaim is proper in this judicial district because Plaintiffs conduct business in this district, and the claims stated herein arose in this district.

         133. The acts of Plaintiffs alleged herein occurred in and have a substantial effect on interstate commerce.

                       FACTS COMMON TO ALL COUNTERCLAIMS

         134. On or about March 3, 1995 Luxottica and Luxottica Acquisition, an indirect wholly-owned Delaware subsidiary of Luxottica, commenced a takeover bid (the "Tender Offer") for all the issued and outstanding common shares of U.
S. Shoe (the "Shares"). The Tender Offer is described in an Offer to Purchase dated March 3, 1995 (the "Offer"). If consummated, the Tender Offer will result in the acquisition of U. S. Shoe by Luxottica, Luxottica Acquisition, or some subsidiary or affiliate of one or both of them. Shares are currently being tendered and, by its terms, the Tender Offer will expire at 12:00 midnight, EST, March 30, 1995.

         135. The Shares are a class of equity securities registered on the New York and Pacific Stock Exchanges.

         136. Luxottica and Luxottica Acquisition have filed a Schedule 14D-1, as amended, (the "14D-1"), under Section 14(d) of the Exchange Act, with the Securities and Exchange Commission ("SEC") with respect to the Tender Offer. The 14D-1 contains, among other exhibits, the Offer, purportedly setting forth the material terms of the Tender Offer.

         137. 17 CFR Section 240.14d-100 (Schedule 14D-1) requires Luxottica and Luxottica Acquisition to disclose certain information, which the SEC has determined to be material.

         138. By letter dated March 2, 1995 (such letter, including the accompanying term sheet (the "Term Sheet"), is referred to as the "Commitment Letter"), Credit Suisse's New York branch ("Credit Suisse") issued a "commitment" to an unidentified "Borrower" to provide, subject to the terms and conditions set forth in the Commitment Letter, a term loan facility in the amount of US$1.0 billion (the "Term Loan Facility") and a revolving credit facility in the amount of US$450 million (the "Revolving Credit Facility", which together are referred to collectively as the "Credit Facility").

         139. The Offer indicates that after the purchase of the Shares under the Tender Offer, Luxottica Acquisition will effect a merger pursuant to which Luxottica Acquisition will be merged with and into U. S. Shoe (the "Merger") and, as a result of the Merger, U. S. Shoe will become an indirect wholly-owned subsidiary of Luxottica.

         140. The Commitment Letter indicates that the "Borrower" for purposes of the Commitment Letter, and the borrower under the Credit Facility, will be another newly-formed indirect wholly-owned Delaware subsidiary of Luxottica (the "Borrower").

         141. The Commitment Letter indicates that the Borrower will make a cash contribution of the loan proceeds under the Term Loan Facility to Avant-Garde, an operating company based in Port Washington, New York, and an existing direct wholly-owned subsidiary of Luxottica, which will in turn contribute such amount as a cash contribution to Luxottica Acquisition.

         142. The Commitment Letter indicates that the loans under the Credit Facility will be used to finance the acquisition of the Shares pursuant to the Tender Offer. The Term Sheet indicates that only the loans under the Term Loan Facility (the "Term Loans") are to be utilized by Luxottica Acquisition to finance the Tender Offer and the Merger and to pay fees and expenses in connection therewith.

         143. The Term Sheet indicates that the loans under the Revolving Credit Facility are to be utilized:

                 "for the Borrower's and its subsidiaries' general corporate and working capital requirements, provided that a portion (to be determined), and only such portion, of the Revolving Credit Facility may be utilized for the same purposes as the Term Loans and to refinance no more than $140 million of existing indebtedness of [U. S. Shoe] after giving effect to the Merger."

         144. The Commitment Letter indicates that all amounts owing under the Credit Facility (and all obligations under the guarantees referred to below) will be secured by pledges of the capital stock of the Borrower and its subsidiary Avant-Garde, as well as by "all capital stock and notes owned by the Borrower and its subsidiaries (including all shares purchased in the Tender Offer and all shares of Capital Stock of Target [U. S. Shoe] after the merger)."

         145. The Commitment Letter indicates that the Credit Facility will be guaranteed by Luxottica, Luxottica S.p.A. and La Meccanoptica Leonardo S.p.A., which are subsidiaries of Luxottica, by all subsidiaries of the Borrower and by all other U.S. subsidiaries of Luxottica. The Commitment Letter also indicates that the collateral security for the Credit Facility will include all notes and capital stock owned by all other U.S. subsidiaries of Luxottica and security interests in substantially all other assets owned by the Borrower and its subsidiaries and by all other U.S. subsidiaries of Luxottica. Finally, the Commitment Letter indicates that the Credit Facility will also be secured by a negative pledge of substantially all assets of Luxottica and its subsidiaries, including the capital stock of Luxottica's non-U.S. subsidiaries.

         146. By its terms, the Commitment Letter is made contingent upon the fulfillment of a number of conditions, including that all loans and other financing to the Borrower shall be in full compliance with all requirements of Regulations G, T, U and X (together "the Board Regulations") of the Board of Governors of the Federal Reserve System (the "Board").

         147. In Amendment No. 4 to the 14D-1 ("Fourth Amendment") filed by Luxottica and Luxottica Acquisition on March 16, 1995, Luxottica and Luxottica Acquisition state: "Credit Suisse is prepared to fund their commitment on the expiration date of our offer." This statement contradicts the terms and conditions stated in the Commitment Letter, because certain of such terms and conditions could not be met as of March 16, 1995, as described below.

         148. In the Fourth Amendment, Luxottica and Luxottica Acquisition state that U. S. Shoe's agreement for the sale of the Footwear Group to Nine West Group, Inc. ("Nine West") "appears to be conditioned on financing."

         149. U. S. Shoe's agreement with Nine West is not conditioned on financing.

         150.  Luxottica manufactures and sells eyeglass frames worldwide.
Upon information and belief, in 1994, Luxottica sold approximately $504 million of eyeglass frames (12.8 million pairs) worldwide. Upon information and belief, approximately 40% of Luxottica's sales of eyeglass frames are made in the United States. Luxottica sells eyeglass frames primarily to independent eyeglass vendors and also to chains such as Sunglass Hut, Pearle and Vision Works.

         151. Through its LensCrafters subsidiary, U. S. Shoe operates the largest chain of optical superstore retail outlets in the United States and Canada, with 530 outlets in the United States and 59 outlets in Canada.

         152. In fiscal 1994, LensCrafters purchased eyeglass frames from approximately thirty-three frame manufacturers. Traditionally, LensCrafters has purchased a relatively modest volume of frames from Luxottica. For instance, in 1994 LensCrafters purchased approximately $5,524,000 in frames from Luxottica, representing approximately 7% of U. S. Shoe's total fiscal 1994 eyeglass frame purchases. Upon information and belief, Luxottica has initiated its acquisition as set forth below in order to force LensCrafters to purchase frames from Luxottica, which frames LensCrafters would otherwise purchase from competitors of Luxottica .

         153. Upon information and belief, Leonardo Del Vecchio, an Italian citizen ("Mr. Del Vecchio"), owns 36% of Luxottica directly. Upon information and belief, he controls the voting rights to Luxottica's shares held by La Leonardo Finanziaria, an Italian company ("Finanziaria"), which owns approximately 35% of Luxottica. Upon information and belief, he controls an aggregate of approximately 71% of Luxottica's shares.

         154. Upon information and belief, Mr. Del Vecchio is quoted as stating that one of the reasons for the Tender Offer was that LensCrafters was sourcing a considerable amount of merchandise from the Far East, thereby indicating that Mr. Del Vecchio intends to shift

LensCrafters purchasing toward European suppliers, including Luxottica. (Financial Times, March 10, 1995).

         155. Upon information and belief, Mr. Del Vecchio is quoted as stating that another purpose of the Tender Offer is defensive, in an attempt to prevent LensCrafters and Pearle Vision from attaining a 50% North American market share. (Financial Times, March 10, 1995).

         156. Upon information and belief, the Italian press has reported that Mr. Del Vecchio, the wealthiest taxpayer in Italy, is personally worth two trillion lira (about $1.2 billion dollars). (Il Mondo, January 23, 1995.)

                                    COUNT I

     VIOLATION OF SECTION 14 OF THE EXCHANGE ACT - PURPOSE OF TENDER OFFER

         157. U. S. Shoe incorporates by reference each allegation contained above as if restated in full herein.

         158. Schedule 14D-1, Item 5, requires Luxottica and Luxottica Acquisition to disclose the purpose of the Tender Offer.

         159. As stated above, Mr. Del Vecchio, who is a controlling person of Luxottica and Luxottica Acquisition, has stated to the foreign press purposes for the Tender Offer that are not disclosed in the Offer or the 14D-1.

         160. The 14D-1 is materially misleading regarding the purpose of the Tender Offer, because it does not disclose the true purposes for the Tender Offer.

         161. The 14D-1 violates Sections 14 (d) and (e) of the Exchange Act, 15 U. S. C. Section 78 n, and the rules and regulations promulgated thereunder.

                                    COUNT II

      VIOLATION OF SECTION 14 OF THE EXCHANGE ACT - TENDER OFFER STRUCTURE

         162. U. S. Shoe incorporates by reference each allegation contained above as if restated in full herein.

         163. Schedule 14D-1 requires identification of the "Bidder" on whose behalf a tender offer is made.

         164. Schedule 14D-1 defines "Bidder" as "any person or entity on whose behalf a tender offer is made."

         165. In view of Luxottica's complicated corporate structure, the reference in the Offer to Luxottica Acquisition as an "indirect" wholly-owned subsidiary of Luxottica is inadequate disclosure of the identity of the Bidder, because it fails to identify any other persons or entities in the chain of ownership and/or control of Luxottica and Luxottica Acquisition.

         166. The Offer fails to provide adequate disclosure of the identity of the acquiring persons or entities in the Tender Offer, and therefore fails to disclose adequately the identity of the Bidder. The Offer describes Luxottica Acquisition as ". . . an indirect wholly- owned subsidiary of Luxottica Group, S.p.A." According to the Commitment Letter, however, "a newly-formed indirect wholly-owned subsidiary of Luxottica Group S.p.A. ("Luxottica Group"), which subsidiary ("Newco 1") shall be incorporated under the laws of Delaware, intends to acquire, through another newly-formed indirect wholly-owned Delaware subsidiary of Luxottica Group ("Bidco"), the issued and outstanding shares of common stock . . . . [of U. S. Shoe]."  Neither the identity nor the existence of "Newco 1" is disclosed in the Offer.

         167. The Commitment Letter indicates that Avant-Garde is to acquire the Shares purchased pursuant to the Tender Offer by Luxottica Acquisition. The Offer fails to disclose this material fact.

         168. The Offer violates Sections 14 (d) and (e) of the Exchange Act, 15 U. S. C. Section 78 n, and the rules and regulations promulgated thereunder.

                                   COUNT III

        VIOLATION OF SECTION 14 OF THE EXCHANGE ACT - CONTROL OF BIDDER

         169. U. S. Shoe incorporates by reference each allegation contained above as if restated in full herein.

         170. Schedule 14D-1, Item 10(f), requires Luxottica and Luxottica Acquisition to disclose "[s]uch additional information, if any, [as] may be necessary to make the required statements, in the light of the circumstances under which they were made, not materially misleading."

         171. Schedule 14D-1, General Instruction C, requires Luxottica and Luxottica Acquisition to provide information regarding "each person controlling such corporation." Luxottica has failed to disclose the identity of Mr. Del Vecchio (and perhaps other persons), and material information about him, as a controlling person of Luxottica in violation of Schedule 14D-1.

         172. The 14D-1 violates Sections 14 (d) and (e) of the Exchange Act, 15 U. S. C. Section 78 n, and the rules and regulations promulgated thereunder.

                                    COUNT IV

     VIOLATION OF SECTION 14 OF THE EXCHANGE ACT - DESCRIPTION OF FINANCING

         173. U. S. Shoe incorporates by reference each allegation contained above as if restated in full herein.

         174. Schedule 14D-1, Item 5, requires Luxottica to describe the financing of the Tender Offer.

         175. The 14D-1 fails to meet the requirements of Schedule 14D-1 and is misleading, because it fails to disclose material facts pertaining to the financing of the Tender Offer in, among others, the following respects:

                 (a) The convoluted financial and other relationships among the undisclosed Borrower, Avant-Garde, Luxottica and Luxottica Acquisition, as described above, are not disclosed in the Offer itself. Upon information and belief, such relationships have no purpose other than to mask the fact that the Credit Facility is being extended for the purpose of purchasing "margin stock" in violation of the Board Regulations.

                 (b) The identity of the actual Borrower of the Credit Suisse financing is never identified in the Offer, in violation of
         Item 4(b)(1) of Schedule 14D-1. The Offer is misleading, because it implies that the Borrower is actually Luxottica Acquisition Corp., rather than "Newco 1" or some other Luxottica subsidiary.

                 (c) The Offer states that the ". . . Offer is conditioned upon the Purchaser being satisfied . . . that the Purchaser [Luxottica Acquisition] has obtained sufficient financing to enable it to consummate the Offer . . . .", and directs the reader to Section 9 for a description of the financing. The Offer is again conditioned at Sections 9 and 14 upon sufficient financing being obtained by Luxottica Acquisition.

                 (d) The Commitment Letter contradicts the Offer, as described above.

                 (e) The Terms and Conditions in "Condition Precedent to the Closing Date,"Section A (xiv), states that all loans under the Credit Facility must be in full compliance with all requirements of the Board Regulations before the financing may be completed, but such limitation is not explicitly stated in the Offer, which fails to disclose adequately the risk that the financing may be challenged for noncompliance with the Board Regulations, as described below.

                 (f) The Offer fails to disclose how much of the Revolving Credit Facility may be used to purchase the Shares.

                 (g) The Commitment Letter indicates that the financing is subject to Credit Suisse's approval of key loan documentation in its sole discretion. The Offer does not adequately disclose that the financing is subject to the sole discretion of Credit Suisse.

                 (j) The Fourth Amendment falsely states that "Credit Suisse is prepared to fund their commitment on the expiration date of our offer....", whereas the commitment of Credit Suisse is subject to terms and conditions that could not possibly be satisfied as of March 16, 1995.

         176. The 14D-1 violates Sections 14 (d) and (e) of the Exchange Act, 15 U. S. C. Section 78 n, and the rules and regulations promulgated thereunder.

                                    COUNT V

 VIOLATION SECTION 14 OF EXCHANGE ACT - MISSTATEMENT ABOUT U.S. SHOE'S AGREEMENT

         177. U. S. Shoe incorporates by reference each allegation contained above as if restated in full herein.

         178.    The Fourth Amendment falsely states that U. S. Shoe's
agreement with Nine West "appears to be conditioned on financing....", whereas in truth and in fact, it is not conditioned on financing.

         179. The 14D-1 violates Sections 14 (d) and (e) of the Exchange Act, 15 U. S. C. Section 78 n, and the rules and regulations promulgated thereunder.

                                    COUNT VI

             VIOLATION OF SECTION 14 OF EXCHANGE ACT - REGULATION U

         180. U. S. Shoe incorporates by reference each allegation contained above as if restated in full herein.

         181. The 14D-1 and the Offer contain untrue statements of material fact and omit to state material facts necessary to make statements made, in light of the circumstances in which they were made, not misleading, in violation of Section 14(d) of the Exchange Act as follows:

                 (a) The Offer fails to disclose a violation of the Board Regulations, which prohibit any bank from extending any "purpose credit" to Luxottica Acquisition for the purchase of U. S. Shoe Shares, on the terms described in the Commitment Letter.

                 (b) The Offer fails to disclose that the financing institution providing purpose credit as defined by the Board Regulations is a branch of a foreign bank located within the United States.

                 (c) The Offer fails to disclose that the Credit Facility to be used to purchase the Shares is credit for the "purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock" and therefore subject to the requirements of the Board Regulations.

                 (d) The Offer fails to disclose that all credit extended by a bank for the purpose of purchasing "any equity security registered or having unlisted trading privileges on a national securities exchange," which includes the Shares, must conform to the requirements of the Board Regulations limiting the amount of credit available for the purchase of such "margin stock."

                 (e) The Offer fails to disclose that, as a loan subject to the Board Regulations, the Credit Facility must meet certain collateralization requirements, including but not limited to the requirement that Credit Suisse may not make the Credit Facility available to the Borrower for the purpose of acquiring the Shares in reliance upon more than fifty percent (50%) of the value of the Shares as collateral for the loan.

                 (f) The Offer fails to disclose that there appears to be insufficient value in the nonstock collateral securing the $1.450 billion loan for Credit Suisse to make available to the Borrower all or a portion of the Credit Facility without violating the Board Regulations.

                 (g) The Offer fails to disclose the possible effect of future changes in value of the Italian lira on valuation of Luxottica's nonstock assets and the Borrower's ability to comply with the Board Regulations.

         182. The 14D-1 violates Sections 14 (d) and (e) of the Exchange Act, 15 U. S. C. Section 78 n, and the rules and regulations promulgated thereunder.

                                   COUNT VII

         183. U. S. Shoe incorporates by reference each allegation contained above as if restated in full herein.

         184. On or about March 10, 1995, Luxottica issued a press release announcing that it and certain shareholders of U.S. Shoe had set March 17, 1995 as the record date for a special meeting of U.S. Shoe shareholders under Ohio's Control Share Acquisition Act and the record date for the call by certain U.S. Shoe shareholders of a special meeting to remove all of the incumbent U.S. Shoe directors.

         185. On or about March 14, 1995, Luxottica announced that it had rescinded the record dates set for March 17, 1995, and was setting record dates for both meetings as of March 21, 1995. Luxottica further announced that March 21 would be the record date for determining U.S. Shoe shareholders entitled to execute "Agent Designations" for the call of the second special meeting to oust the board of directors.

         186. The right to set record dates is reserved to the Board of Directors of U.S. Shoe under the Ohio Revised Code, and Plaintiffs have no power to set any record date for any special meeting of U.S. Shoe.

         187. The Ohio Revised Code does not provide for the setting of any record date for the execution of "Agent Designations" for the purpose of calling special meetings of U.S. Shoe shareholders.

         188. Luxottica's public announcements that it has established record dates for special meetings of U.S. Shoe shareholders and for the execution of "Agent Designations" are false and misleading statements of material fact, intended to mislead and confuse shareholders of U.S. Shoe. These public announcements violate Ohio Rev. Code Section 1707.042 and Section 14 (e) of the

Exchange Act, 15 U.S.C. Section 78n, and the rules and regulations promulgated thereunder. U.S. Shoe and its shareholders will suffer irreparable harm as a result of such false and misleading statements absent an injunction.

                                   COUNT VIII

                 VIOLATIONS OF OHIO REV. CODE SECTION  1707.041

         189. U. S. Shoe incorporates by reference each allegation contained above as if restated in full herein.

         190. Ohio Rev. Code Section 1707.041 in substance requires that Luxottica and Luxottica Acquisition send or deliver to all offerees in Ohio a statement of any plans or proposals they may have to liquidate U. S. Shoe, sell its assets, effect a merger or consolidation of it, establish, terminate, convert, or amend employee benefit plans, close any plant or facility of U. S. Shoe or any of its subsidiaries or affiliates, change or reduce the work force of U. S. Shoe or any of its subsidiaries or affiliates, or make any other major changes to its business structure, management or personnel, or policies of employment.

         191. Ohio Rev. Code Section 1707.041 also requires that Luxottica and Luxottica Acquisition send or deliver to all offerees in Ohio complete information on the organization and operations of Luxottica and Luxottica Acquisition, including a description of each class of their stock and of their long term debt, financial statements for the current period and for the three most recent annual accounting periods, a brief description of the location and general character of the principal physical properties of Luxottica and Luxottica Acquisition and their subsidiaries, a description of pending legal proceedings other than routine litigation to which Luxottica or Luxottica Acquisition are parties or of which any of their property is the subject, a brief description of the business done and projected by Luxottica and Luxottica and their subsidiaries and the general development of such business over the last three years, the names of all directors and executive officers together with biographical summaries of each for the preceding three years to date, and the approximate amount of any material interest, direct or indirect, of any of the directors or officers in any material transactions during the past three years, or in any proposed transactions, to which Luxottica or Luxottica Acquisition or any of their subsidiaries are parties.

         192. Luxottica and Luxottica have violated the provisions of Ohio Rev. Code Section 1707.041 described above, and have not mailed or delivered the required information to shareholders of U. S. Shoe in Ohio.

         WHEREFORE, Defendants demand judgment that the Complaint be dismissed, at Plaintiffs' costs, and for all other relief, legal and equitable, to which they are entitled.

         On its Counterclaim, U. S. Shoe demands judgment:

                 I That the acquisition of the Shares by Luxottica and/or Luxottica Acquisition be judged to be in violation of Section 14(d) - (e) of the Securities Exchange Act of 1934, as amended, Regulation 14D of the Securities and Exchange Commission under Section Sections 14(d) - (e), and Ohio Rev. Code Section 1707.041;

                 II That Plaintiffs and all other persons acting for or on their behalf be preliminarily and permanently enjoined from consummating the Tender Offer or any other transaction to gain control of U. S. Shoe and/or the effect of which would be to merge, consolidate or in any other way combine the business of U. S. Shoe with those of Plaintiffs, until such time as Plaintiffs have complied with Sections
                          14(d) and (e) of the Exchange

                          Act, 15 U.S.C. Section 78n, and the rules and regulations promulgated thereunder;

                 III That Plaintiffs and all other persons acting for or on their behalf be ordered to cease and desist from violating the Exchange Act and Ohio Rev. Code Section 1701.041 and to withdraw the false and misleading Offer, Form 14D-1 and Form 041; and

                 IV For all other relief, legal and equitable, to which it is entitled.




                                    /s/ Joseph J. Dehner
                                    ----------------------------------------
                                    Joseph J. Dehner  (0011321)
                                    Trial Attorney for U. S. Shoe Defendants
                                    2500 PNC Center
                                    201 East Fifth Street
                                    Cincinnati, Ohio 45202
                                    (513) 651-6800





OF COUNSEL:

Michael Yarbrough
Curtis A. Hansen
FROST & JACOBS
One Columbus
10 West Broad Street
Columbus, Ohio  43215-3467
(614)  464-1211

Frederick J. McGavran
Grant S. Cowan
D. Scott Gurney
Adam P. Hall
FROST & JACOBS
2500 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202
(513) 651-6800

                             CERTIFICATE OF SERVICE

         This is to certify that a copy of the foregoing has been sent by hand delivery to Thomas B. Ridgley, Esq., Vorys, Sater, Seymour and Pease, 52 East Gay Street, Columbus, Ohio 43216-1008 and Daniel A. Malkoff, Assistant Attorney General, 26th Floor, 30 East Broad Street, Columbus, Ohio 43266-0410 on this 22nd day of March, 1995.




                                   /s/ Curtis A. Hansen
                                   ---------------------------------------------